Exhibit 99.1

COMMONWEALTH BANKSHARES, INC.

DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

AUTHORIZATION CARD

To enroll in the Commonwealth Bankshares, Inc. Dividend Reinvestment and Stock Purchase Plan (the “Plan”), please print or type the following information and choose one of the investment options below. Sign where indicated and return (along with any optional cash payments) to the Commonwealth Bankshares, Inc., Attn: Stock Transfer Department, P.O. Box 1177, Norfolk, VA 23501-1177. Please note that the shares you wish to enroll must be registered in your name. If you have shares that are registered with a broker or nominee, ask your broker or nominee how you can participate in the Plan.

NAME
First	Middle Initial	Last

ADDRESS
Number	Street

City	State	Zip Code

SOCIAL SECURITY NUMBER OR TAX IDENTIFICATION NUMBER

DAYTIME PHONE NUMBER

•	Full Dividend Reinvestment – Reinvest any cash dividends that may become payable to me on all shares of Common Stock, $2.50 par value (“Shares”), of Commonwealth Bankshares, Inc. now or hereafter registered in my name, and any optional payments that I choose to send.

•	Partial Dividend Reinvestment – Reinvest any cash dividends that may become payable to me on the following number of Shares registered in my name and any optional payments that I choose to send. Number of Shares

•	Optional Cash Payments Only – Reinvest only optional cash payments received from me (a check payable to “Commonwealth Bankshares, Inc.” with this Authorization Card enclosed) and continue to pay dividends in cash for all of my Shares other than those in my Plan account.

•	I hereby acknowledge that I previously received the prospectus of Commonwealth Bankshares, Inc., Dividend Reinvestment and Stock Purchase Plan.

•	I request that a copy of the prospectus of Commonwealth Bankshares, Inc. Dividend Reinvestment and Stock Purchase Plan be forwarded to me.

I hereby appoint Bank of the Commonwealth, or any successor, as my agent under the terms and conditions of the Plan as described in the prospectus for the Plan. I understand that I may revoke this authorization and withdraw from the Plan at any time by notifying the agent in writing of my desire to terminate my participation. (If Shares are registered in a joint account, both shareholders must sign below.)

Signature	Signature of Co-holder (if any)

Date	Date

NOTE: IF YOU DO NOT WISH TO PARTICIPATE IN THE PLAN, PLEASE DISREGARD THIS CARD.

THIS IS NOT A PROXY.